      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2000


                                                      REGISTRATION NO. 333-30636
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MEDSITE.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            13-3982605
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)
                                     60 EAST 13TH STREET, 3RD FLOOR
                                        NEW YORK, NEW YORK 10003
                                             (212) 253-6913

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                  SUNDEEP BHAN
                            CHIEF EXECUTIVE OFFICER
                               MEDSITE.COM, INC.
                         60 EAST 13TH STREET, 3RD FLOOR
                            NEW YORK, NEW YORK 10003
                                 (212) 253-6913
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              JEFFREY D. SAPER, ESQ.                             KRIS F. HEINZELMAN, ESQ.
                  SELIM DAY, ESQ.                                 CRAVATH, SWAINE & MOORE
         WILSON SONSINI GOODRICH & ROSATI                            825 EIGHTH AVENUE
             PROFESSIONAL CORPORATION                                 WORLDWIDE PLAZA
                650 PAGE MILL ROAD                             NEW YORK, NEW YORK 10019-7475
         PALO ALTO, CALIFORNIA 94304-1050                             (212) 474-1000
                  (650) 493-9300

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
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


                                EXPLANATORY NOTE



     This Amendment No. 2 is being filed solely to file Exhibit 10.14 Supply Agreement by and between Registrant and Matthews Medical Books.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $   34,005
NASD filing fee.............................................      10,500
NASDAQ National Market Fees.................................      95,000
Printing and engraving expenses.............................     250,000
Accountant's fees and expenses..............................     300,000
Legal fees and expenses.....................................     650,000
Miscellaneous...............................................      10,495
                                                              ----------
     Total..................................................  $1,350,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has issued and sold the following unregistered securities:

          (1) Between March 1999 and December 31, 1999, the Registrant granted and issued options to purchase 4,767,000 shares of common stock to employees and consultants of the registrant under the Registrant's 1999 Stock Plan at exercise prices ranging from $2.00 to $8.33. These securities have been issued in transactions exempt from registration under the Securities Act of 1933 in reliance upon Rule 701 promulgated under the Securities Act of 1933. Where Rule 701 has not been available, the securities have been issued in transactions exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

          (2) During 1997, the Registrant issued convertible promissory notes in an aggregate principal amount of $118,500 to nine investors and during 1998 the Company issued convertible promissory notes in an aggregate principal amount of $215,000 to five investors. These securities have been issued in transactions exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

          (3) In December 1997, the Registrant granted and issued options to purchase an aggregate of 360,000 shares of common stock to Sundeep Bhan, Sameer Shariff, Sanjay Pingle and Rajnish Kapoor at an exercise price of $0.44 per share. These options were granted outside the Registrant's 1999 Stock Plan. These securities have been issued in transactions exempt from registration under the Securities Act of 1933 in reliance upon Rule 701 promulgated under the Securities Act of 1933. Where Rule 701 has not been available, the securities have been issued in transactions exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933.

          (4) In February 1999, the Registrant issued and sold 3,000 shares of its class A preferred stock convertible into an aggregate of 9,568,361 shares of common stock to two entities affiliated with Argentum Capital Partners L.P. for an aggregate purchase price of $3,000,000. These securities have been issued in transactions exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder.

          (5) In March 1999, the Registrant completed a two-for-one stock split of its outstanding common stock in which each share of common stock was split into two shares of common stock.

          (6) In March 1999, the Registrant issued and sold 200,000 shares of common stock to Penn Ventures LLC for an aggregate purchase price of $1,000,000.

          (7) In October 1999, the Registrant issued and sold shares of class B1 preferred stock convertible into an aggregate of 8,308,632 shares of common stock to 41 investors including Reuters Holding Switzerland S.A, CB Capital L.P., Brookside Partners Fund, L.P., TCW/ICICI India Private Equity AMP Fund, entities affiliated with Weiss, Peck & Greer, Delmas Business LTD, Hikari Tsushin, Inc., Argentum Capital Partners II, L.P., Metchem Engineering SA, Tenet Healthcare Corporation, Merchant Capital Inc., Everest Venture Partners II, investors associated with Wilson Sonsini Goodrich & Rosati, P.C., and thirteen other investors for an aggregate purchase price of $30,464,984. In connection with this sale of securities, Registrant paid an advisory fee of approximately $2.8 million and granted a warrant to purchase 216,515 shares of common stock to Credit Suisse First Boston Corporation. These securities have been issued in a transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

          (8) In October 1999, the Registrant issued shares of class B2 preferred stock convertible into an aggregate of 1,800,000 shares of common stock to MEDNUT LLC, Investcare Partners Limited Partnership, Jordex Resources, Inc. and Aspen Associates LLC in exchange for full cancellation of $6,000,000 of convertible promissory notes issued by the Registrant in June 1999. These securities have been issued in a transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

          (9) In December 1999, the Registrant issued shares of class B1 preferred stock convertible into an aggregate of 5,362,062 shares of common stock to CB Capital L.P., Morgan Stanley Dean Witter Venture Partners IV, L.P., The Goldman Sachs Group, Inc., Reuters Holding Switzerland S.A., Brookside Capital Partners Fund, L.P., MEDNUT LLC, Investcare Partners Limited Partnership, Hikari Tsushin, Inc., Jordex Resources, Inc., Tenet Healthcare Corporation, entities associated with Weiss, Peck & Greer, Delmas Business LTD, Metchem Engineering SA, James Tananbaum and Raj Mehra for an aggregate purchase price of $19,660,894.

          (10) In December 1999, the Registrant issued 1,650,000 shares of common stock to the former stockholder of Total Health Products, Inc. in connection with the acquisition of Total Health Products, Inc. These securities have been issued in a transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

          (11) In January 2000, the Registrant issued 630,000 shares of common stock to the former shareholders of American Medical Communications, Inc. in connection with the acquisition of American Medical Communications, Inc. These securities have been issued in a transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

          (12) From July 1998 to December 1999 the Registrant issued warrants to purchase an aggregate of 992,133 shares of common stock to Richard & Linda Grossfeld, Barry Neuman, Harry Sendzischew, E.W. Boland, Leslie & Josh Ostrin, Richard Gershman, David Faxon, Roger Lash, Bernard Kolkana Trust, Robert Reardon, Arthur Midili, Larry Laliberte, Claude Serfillipi, Howard Seife, William Greason, Howard Chesin, K.L. Peterson & B.H. Peterson Charitable Remainder Trust, Kenneth L. Peterson, Scott Jordan, John & Elizabeth Smale, Lawrence Nusbaum, Martin Kaplan, Mikhail Vorotynstev, Dila Skrelja, Danielle Doukas Trust, Rex Moore, Elena Vorotynstev, Leonard Pedris, East 88th Street Corp., White Rock Tuscon LLC, Internet Ventures Partners LLC, Dan Lee Ltd. and Dall Inc. at exercise prices ranging from $0.33 to $3.33 per share.

          (13) In March 2000, the Registrant issued 10,000 shares of common stock to Matthews Medical and Scientific, Inc. These securities have been issued in a transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933.

     In all of the above transactions, the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement*
 3.1      Fourth Amended and Restated Certificate of Incorporation of
          Registrant
 3.2      Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be filed promptly after the closing of the offering
 3.3      Bylaws of the Registrant
 3.4      Form of Bylaws of the Registrant to be in effect after the closing of the offering
 4.1      Specimen Common Stock Certificate*
 4.2      Investor Rights Agreement by and among Registrant and
          Purchasers of Registrant's Class A, B-1 and B-2 Preferred
          Stock, Sundeep Bhan, Sanjay Pingle, Sameer Shariff, Rajnish
          Kapoor, Mercer Management Consulting, Merchant Capital, Inc.
          and Douglas Mack
 4.3      Rights Agreement by and among Registrant and the former
          shareholders of American Medical Communications, Inc.
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation*
10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers*
10.2      1999 Stock Option Plan
10.3      2000 Stock Option Plan and form of agreement thereunder
10.4      2000 Employee Stock Purchase Plan and form of agreement
          thereunder
10.5      2000 Director Option Plan and form of agreement thereunder
10.6      Employment Agreement by and between Registrant and Sundeep
          Bhan
10.7      Employment Agreement by and between Registrant and Sameer
          Shariff
10.8      Employment Agreement by and between Registrant and Sanjay
          Pingle
10.9      Employment Agreement by and between Registrant and Gregory
          Scott

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.10     Employment Agreement by and between Registrant and Douglas
          Mack
10.11     Employment Agreement by and between Registrant and Vincent
          Friedewald, Jr., M.D.
10.12     Lease Agreement by and between Registrant and
          Broadway -- 13th Associates, L.P.
10.13     Lease Agreement by and between Registrant and 59 Maiden Lane
          Associates, LLC
10.14     Supply Agreement by and between Registrant and Matthews
          Medical Books**+
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.1a     Consent of Amper, Politziner & Mattia P.A.
23.2      Consent of Counsel (see Exhibit 5.1)*
24.1      Power of Attorney (see page II-5)
27.1      Financial Data Schedules


---------------
*  To be filed by amendment.

** Filed herewith.

   All other exhibits have been previously filed.

+ Confidential treatment has been requested for portions of this exhibit. The omitted portions have been separately filed with the Commission.

     (b) FINANCIAL STATEMENT SCHEDULES.

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of New York, New York, on May 2, 2000.


                                          Medsite.com, Inc.

                                          By: /s/     SUNDEEP BHAN
                                            ------------------------------------
                                                        Sundeep Bhan
                                                  Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                   TITLE                            DATE
---------                                                   -----                            ----

            /s/ SUNDEEP BHAN              President, Chief Executive Officer and        May 2, 2000
----------------------------------------  Chairman of the Board of Directors
              Sundeep Bhan                (Principal Executive Officer)

*                                         Executive Vice President, Chief Financial     May 2, 2000
----------------------------------------  Officer and Secretary (Principal Financial
Gregory Scott                             and Accounting Officer)

*                                         Executive Vice President,                     May 2, 2000
----------------------------------------  Sales & Marketing
Sameer Shariff

*                                         Executive Vice President,                     May 2, 2000
----------------------------------------  Products
Sanjay Pingle

*                                         Senior Vice President,                        May 2, 2000
----------------------------------------  e-Commerce
Douglas Mack

*                                         Director                                      May 2, 2000
----------------------------------------
Walter Barandiaran

*                                         Director                                      May 2, 2000
----------------------------------------
Mitchell Blutt, M.D.

*                                         Director                                      May 2, 2000
----------------------------------------
Gary Stein


                                      II-6